Exhibit 5.1



                                                                 March 15, 2001



Ravenswood Winery, Inc.
18701 Gehricke Road
Sonoma, California  95476

         Re:      1999 Equity Incentive Plan (the "1999 Plan")

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by Ravenswood Winery, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities & Exchange Commission covering the offering of 250,000 shares of the Company's Common Stock (the "Shares") under the Company's 1999 Equity Incentive Plan (the "1999 Plan").

         In connection with this opinion, we have examined the Registration Statement and related prospectus, your Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals or copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the 1999 Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ FARELLA BRAUN + MARTEL LLP

                                           FARELLA BRAUN + MARTEL LLP